EXHIBIT 10.1

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of this 9th day of October, 2026, by and between NWP Building 23 LLC, a Massachusetts limited liability company (hereinafter called “Landlord”) and LeMaitre Vascular, Inc., a Delaware corporation (hereinafter called “Tenant”).

BACKGROUND:

A. N.W. Building 23 Trust (“Original Landlord”) and LeMaitre Vascular, Inc. entered into a lease dated April 27, 2017, as amended by that certain First Amendment of Lease dated October 29, 2019 (as amended, the “Lease”), with respect to a premises consisting of approximately 12,878 rentable square feet in a portion of the building located at 30 4th Avenue (formerly 2 4th Ave), Burlington, Massachusetts (hereinafter called the “Premises”); Landlord is the successor-in-interest to Original Landlord as owner of the Property and as landlord under the Lease, pursuant to that certain conveyance and assignment from Original Landlord to Landlord effective as of January 4, 2024.

B. The Term of the Lease is presently scheduled to expire on December 31, 2030, and Landlord and Tenant desire to terminate the Lease prior to such date.

NOW, THEREFORE, in consideration of the mutual promises and undertakings of the parties hereto and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

(1)
As of October 15, 2026 (the “Termination Date”), Tenant shall surrender the Lease and the Premises, and Landlord shall accept the surrender of the Lease and of the Premises, and as of such date of surrender the Lease shall terminate and be of no further force and effect and neither Landlord nor Tenant shall have any liability or obligation thereafter accruing under the Lease, except (a) as expressly provided in this Agreement and (b) for any obligation under the Lease that by its terms expressly survives the expiration or earlier termination of the Lease (including, without limitation, indemnification obligations).
(2)
All monetary obligations created by the Lease shall be pro-rated through the Termination Date. If the amount of Operating Costs or Taxes or of any other such obligation has not been determined by such date of surrender and termination, final adjustment and payment shall be made when the amount thereof is determined. This provision shall survive the early termination of the Lease.
(3)
It shall be a condition precedent to the surrender and termination of the Lease set forth in Paragraph 1 hereinabove that as of the Termination Date, (a) Tenant shall be current in its rent payments under the Lease, (b) shall have made any payments then invoiced pursuant to Paragraph 2 above and per the terms of the Lease, and (c) shall have entirely vacated and yielded up the Premises in the condition required under the Lease, as amended herein, and if any of such condition precedent has not then occurred, then, at Landlord’s sole option, either (i) this Agreement shall become null and void ab initio and the Lease shall remain in full force and effect, or (ii) the failure of such condition precedent to occur may be treated as a default under Section 8.1 of the Lease if such failure is not cured within three (3) business days after the date of Landlord’s written notice to Tenant, following which Landlord will be entitled to exercise all of Landlord’s rights and remedies under the Lease (including, but not limited to, holdover obligations, charges, and remedies), at law or in equity. Subject to the terms above, if and when the condition precedent under this paragraph (3) is fully satisfied, the date of satisfaction will be deemed the Termination Date for all purposes under this Agreement.
(4)
On or before the Termination Date, Tenant shall remove all of its personal property from the Premises, repair any damage caused by such removal, and surrender the Premises to Landlord broom-clean and in the good order and condition required under the Lease (including all yield-up, removal, and restoration obligations thereunder).
(5)
In the event that Tenant is in compliance with all of the terms and conditions of the Lease and this Agreement, then notwithstanding anything to the contrary contained in Section 4.4 of the Lease, Landlord shall return the Security and Restoration Deposit (or as much of the Security and Restoration Deposit as may remain following any application by Landlord of the same pursuant to the terms of Section 4.4 of the Lease) to Tenant within forty-five (45) days after the Termination Date.
(6)
Each of Landlord and Tenant represents to the other that it has dealt with no broker in connection with this Termination Agreement and each shall indemnify and hold the other harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker who alleges that it has dealt with either Landlord or Tenant in connection with this Termination Agreement.
(7)
Each of the covenants, conditions, terms, agreements and obligations of the parties shall be binding upon, and inure to the benefit of, the respective successors and assigns of each party.
(8)
Except where required by law or governmental or judicial order or in any litigation involving the matters provided for herein, Tenant agrees to keep the terms of this Agreement confidential and agrees that it will not disclose in any manner its course of dealing or the terms hereof with any other tenant in the Building, any brokers, or any third persons whatsoever.
(9)
Landlord and Tenant each represent, as to itself, (a) that it has the authority and capacity to enter into this Agreement and perform all of its obligations hereunder; (b) that all necessary action has been taken in order to authorize it to enter into and perform all of its obligations hereunder; (c) that the person executing this Agreement on its behalf is duly authorized to do so.
(10)
This Agreement shall become effective in all respects only upon its due execution and delivery by both Landlord and Tenant.
(11)
This Agreement contains the entire agreement of the parties regarding the subject matter hereof. There are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, among them, relating to this subject matter, other than as set forth herein. This Agreement may not be modified orally or in any other manner other than by an agreement in writing signed by the party against whom such modification is sought to be enforced. Except as expressly modified by this Agreement, the Lease remains in full force and effect through the Termination Date.
(12)
This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. Execution of this Agreement by means of DocuSign (or another mutually acceptable electronic signature method) is valid and binding, and has the same legal effect as execution with original ink signatures.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Agreement under seal as of the date first written above.

LANDLORD:

NWP BUILDING 23 LLC, a Massachusetts limited liability company

By: NDC Asset Manager LLC, a Massachusetts limited liability company,

its Manager

By: /s/ Crosby Nordblom

Name: Crosby Nordblom

Its Manager

By: /s/ Todd Nordblom

Name: Todd Nordblom

Its Manager

TENANT:

LeMaitre Vascular, Inc., a Delaware corporation

By: /s/ George W. LeMaitre

Print Name: George W. LeMaitre

Print Title: Chairman & CEO

Hereunto duly authorized